Exhibit 3.1.2

Filed with the Secretary of State of

The State of Nevada on August 17, 2007

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 73.390 – After Issuance of Common Stock)

1.	Name of Corporation: HumWare Media Corporation

2.	The articles have been amended as follows (provide article numbers, if available):

The Corporation is amending the Articles of Incorporation and replacing the entire Fourth Article to:

“The Corporation shall be authorized to issue two classes of stock, consisting of 4,975,000,000 shares of Common Stock, par value $0.00001 per share, and 25,000,000 shares of Preferred Stock, par value $0.001 per share.

“The number of authorized shares of stock of any class of stock may be increased or decreased  9but not below the number of shares thereof then outstanding ) y the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote.  The par value of any class of stock maybe increased or decreased by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote.”

See attached.

3.
The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case o f a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is 52%.

4.	Effective date of filing (optional): August 17, 2007

Officer Signature (required):	/s/ John Huemoeller
John Huemoeller

The Corporation is amending the Articles of Incorporation

And replacing the entire Fourth Article to:

ARTICLE FOURTH

The Corporation shall be authorized to issue two classes of stock, consisting of 4,975,000,000 shares of Common Stock, par value $0.00001 per share, and 25,000,000 shares of Preferred Stock, par value $0.001 per share.

The number of authorized shares of stock of any class of stock may be increased or decreased  9but not below the number of shares thereof then outstanding ) y the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote.  The par value of any class of stock maybe increased or decreased by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote.

The Preferred shares shall be issued from time to time in one or more series, with such distinctive serial designations as shall be stated and expressed in the resolution or resolutions providing for the issue for such shares as adopted by the Board of Directors; the Board of Directors is expressly authorized to fix the annual rate or rates of dividends for the particular series, the dividend payment dates for the particular series and the date from which dividends on all shares of such series issued prior to the record date for the first dividend payment date shall be cumulative, the redemption price or prices for the particular series, the voting powers for the particular series, the rights , if any, of holders of the shares of the particular series to convert the same into shares of any other series or class or other securities of the of Corporation, which any provisions for subsequent adjustment of such conversion rights,, the rights, if any, of the particular series or participate in distributions or payments upon liquidation, dissolution  or winding up of the corporation, and to classify or reclassify any unissued preferred shares by fixing or altering from time to time any of the foregoing rights privileges and qualifications.

All the Preferred shares of any one series shall be identical with each other in all respects, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative; and all preferred shares shall be of equal rank, regardless of series, and shall be identical in all respects except as tot the particulars fixed by the Board as hereinabove provided or as fixed herein.

8.   For the purposes of these resolutions, the following terms hall have the meaning s indicated.

(a)           The term “Preferred Stock” means the class of 25,000,000 shares of preferred stock, par value $0.001 per share authorized for issuance by the Certivicate of Incorporation of this Corporaoitn.

(b)           The terms “Junior Stock” means (i) Common Stock, and (ii) all those classes and series of preferred or special stock and all those series of Preferred Stock, by the terms of the Certificate of Incorporation or of the instrument by which the board of directors, acting pursuant to authority granted in the Certificate of Incorporation, shall designate the special rights and limitations of each such class and series of preferred or special stock or series of Preferred Stock, which shall be subordinated Series A Preferred Stock with respect to the right of the holders thereof to receive dividends or to participate in the sasses of this corporation distributable to stockholders upon any liquidation, dissolution or winding up of this Corporation.

9.           General.

(a)           The section headings contained in this section are for reference purposes only and hsall not affect in any way the meaning of this resolution.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be executed as of the 22th day of June 2007, by an officer hereunto duly authorized.

HumWare Media Corporation

/s/ John Huemoeller
John W. Huemoeller, President